Exhibit 23.1

CONSENT OF BAKER TILLY US, LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-2225100 on Form S-3 and in the Registration Statements Nos. 333-150398, 333-215434, 333-225050, 333-228835 and 333-233718 on Form S-8, of Emmaus Life Sciences, Inc. of our report dated May 3, 2021, relating to the consolidated financial statements of Emmaus Life Sciences, Inc. appearing in this report on Form 10-K of Emmaus Life Sciences, Inc. as of December 31, 2020 and 2019 and for the years then ended.

/s/ BAKER TILLY US, LLP

San Diego, CA

May 3, 2021